Exhibit 5.4

CONSENT OF G. VOICU

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Gabriel Voicu
By:	Gabriel Voicu, Ph.D., P.Geo
Consultant
Former Geology & Mine Exploration Superintendent of Rosebel Gold Mines N.V.

Dated: April 5, 2016